Exhibit No. 21.1

SUBSIDIARY OF REGISTRANT

As of September 30, 2016

1)	PHI Capital Holdings, Inc.
Percentage of ownership: 100%
Business activity: Consulting and M&A advisory services.

2)	American Pacific Resources, Inc.
Percentage of ownership: 100%
Business activity: Mining & Natural Resources. (inactive